Exhibit 10.9
CHAIR AND BOARD SERVICE AGREEMENT
     This Agreement (the “Agreement”) is made and entered into effective as of December 12, 2006 (the “Effective Date”), by and between Allen Alley (the “Chair”) and Pixelworks, Inc., an Oregon corporation (the “Company”).
R E C I T A L S
     A. Chair has served as both the CEO and Chair of the Company since its founding. Effective as of December 31, 2006, he has resigned as CEO, and will thereafter no longer be an employee of the Company.
     B. The Company and Chair wish to confirm the fees and benefits the Company will provide to the Chair, while he continues in that office.
AGREEMENT
     For good and valuable consideration the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:
     1. Title. Chair’s formal title will be Chairman of the Board of Directors.
     2. Tenure. Chair will serve as Chairman of the Board of Directors at the pleasure of the Board, contingent upon his continued status as a member of the Board of Directors.
     3. Fee and Options. Chair will receive, for his services as Chair and as a member of the Board of Directors, an annual fee of Seventy-Five Thousand Dollars ($75,000) (or such higher amount as may be approved from time-to-time by the Board), payable quarterly. Chair will also receive annual awards of equity compensation (options or otherwise) in conformance with policies generally applicable to the Company’s Board of Directors.
     4. Medical Benefits. During his service on the Board of Directors, Company will make comprehensive health insurance coverage available to Chair and Chair’s family, equivalent to that provided to its senior executives in the United States, either through its existing plan or by securing amendments, extensions, or parallel instantiations of that plan or that will permit it to be applicable to Chair. Chair will pay the actual premium cost of coverage he wishes to obtain under this paragraph.
     5. Electronic Communications. During his service on the Board of Directors, Company will supply Chair with a laptop, PDA/Blackberry or equivalent, e-mail service, and IT support for all of the foregoing, on a basis equivalent to, and on equipment as current as, that provided generally to senior officers of the Company. Upon his departure from the Board, and subject only to compliance with the Company’s policies concerning confidentiality applicable to board members generally, Chair will be entitled to acquire the aforesaid equipment at a price to be mutually determined, but not to exceed the depreciated value at which the equipment is being maintained on Company’s books.
Page 1 — Chair and Board Service Agreement (Allen Alley)

     6. Travel, Expenses. When Chair travels or incurs other expenses on Company’s behalf at the request or with the pre-approval of the Company’s CEO, he will be reimbursed for his expenses of doing so in accordance with Company’s standard expense, travel, and accommodation polices as applicable to Company’s officers generally.
     7. Transitional Matters.
          (a) Transitional Fee Supplement. To facilitate the transition of the Company’s leadership to an interim CEO and ultimately to a new permanent CEO, the Board recognizes it may need Chair’s services in 2007 at a level disproportionate to what is ultimately expected in subsequent years. Accordingly, the total fee payable for Chair’s services in 2007 will be supplemented by an additional Twenty-Five Thousand Dollars ($25,000). The total fee will remain payable on a quarterly basis.
          (b) Option Acknowledgement. Chair’s service as Chairman of the Board of Directors represents a continuation of his board service, and not a new role. Accordingly, he will not receive any initial service options under standard board policies. However, if re-elected to the Board in 2007, Chair will be entitled to receive options issuable upon his re-election, subject to such conditions as apply generally to outside (non-employee) board members upon their re-election to the Board.
     8. Arbitration.
          (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Portland, Oregon under the rules and auspices of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
          (b) The arbitrator(s) shall apply Oregon law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Chair hereby consents to the personal jurisdiction of the state and federal courts located in Oregon for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
     9. Miscellaneous Provisions.
          (a) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Chair and by an authorized officer of the Company (other than the Chair). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
Page 2 — Chair and Board Service Agreement (Allen Alley)

          (b) Integration. This Agreement, the Indemnity Agreement in place between Chair and Company, and any outstanding stock option agreements represent the entire agreement and understanding between Chair and Company with respect to his service as a non-employee member of the Board of Directors, provided that, for clarification purposes, this Agreement shall not affect any agreements between the Company and Chair regarding intellectual property matters or confidential information of the Company.
          (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Oregon.
          (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (e) Withholding Taxes. Payments made pursuant to this Agreement shall, if required by law, be subject to withholding of applicable taxes.
          (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY	PIXELWORKS, INC.
	By:	/s/ Frank Gill
Frank Gill, Lead Director

EXECUTIVE:	By:	/s/ Allen H. Alley
Allen H. Alley

Page 3 — Chair and Board Service Agreement (Allen Alley)